 Exhibit 23.1

Consent of independent registered public accounting firm:

I hereby consent to the use in this Post-effective Amendment No. 1 to the Registration Statement of Omagine, Inc. on Form S-8 of my report dated May 16, 2012, relating to the audit of the financial statements of Omagine, Inc. for the years ended December 31, 2011 and 2010, appearing in the Company's Form 10-K/A filed on May 17, 2012, which is incorporated in this Form S-8 by reference.

I also consent to the use of the firm's name in the “Experts” paragraph of the Registration Statement.

/s/ Michael T. Studer CPA P.C.

Michael T. Studer CPA P.C.
Freeport, New York
September 12, 2012